Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE +1-650-251-5001

October 30, 2020

MultiPlan Corporation
115 Fifth Avenue

New York, New York 10003

Ladies and Gentlemen:

We have acted as counsel to MultiPlan Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offer and sale by the selling securityholders (the “Selling Securityholders”) named in the prospectus contained in the Registration Statement of (1) up to 633,750,000 shares of the Company’s Class A common stock, par value $0.0001 per share (each, a “Share”), which includes (a) 415,700,000 Shares (the “BC Shares”) issued in connection with the Business Combination (as defined below), (b) 132,050,000 Shares (the “Common PIPE Shares”) issued in connection with the Common PIPE Investment (as defined below), (c) 27,500,000 Shares (the “Conversion Shares”) issued upon conversion of 27,500,000 shares of the Company’s Class B common stock in connection with the Transactions (as defined below), (d) 27,500,000 Shares (the “Public Warrant Shares”) issuable upon the exercise of the Public Warrants (as defined below), (e) 23,000,000 Shares (the “Private Placement Warrant Shares”) issuable upon the exercise of the Private Placement Warrants (as defined below), (f) 1,500,000 Shares (the “Working Capital Warrant Shares”) issuable upon the exercise of the Working Capital Warrants (as defined below) and (g) 6,500,000 Shares (the “Common PIPE Warrant Shares”) issuable upon the exercise of the Common PIPE Warrants (as defined below), and (2) up to 24,500,000 warrants (comprised of the Private Placement Warrants and Working Capital Warrants), each of which is exercisable to purchase one Share at an exercise price of $11.50.

MultiPlan Corporation	-2-	October 30, 2020

For purposes of this opinion letter, the following terms have the meanings specified below:

“Business Combination” means the mergers of (i) Music Merger Sub I, Inc. with and into Polaris Parent Corp. and (ii) Polaris Parent Corp. with and into Music Merger Sub II, LLC, consummated on October 8, 2020, pursuant to the Merger Agreement. In connection with the Transactions, Churchill changed its name to MultiPlan Corporation.

“Board” means the board of directors of the Company.

“Churchill” means Churchill Capital Corp III, which was the name of the Company prior to the Business Combination.

“Common PIPE Investment” means the private placement pursuant to which Churchill entered into subscription agreements with certain investors whereby such investors subscribed for (i) 132,050,000 Shares and (ii) the Common PIPE Warrants.

“Common PIPE Warrant Agreement” means the warrant agreement, dated October 8, 2020, by and between Churchill and Continental Stock Transfer & Trust Company, as warrant agent.

“Common PIPE Warrants” means 6,500,000 warrants issued in connection with the Common PIPE Investment to subscribers in a private placement simultaneously with the closing of the Transactions, each of which is exercisable for one Share at an exercise price of $12.50, in accordance with the terms of the Common PIPE Warrant Agreement.

“Merger Agreement” means that certain agreement and plan of merger, dated as of July 12, 2020, by and among Churchill, Polaris Parent Corp., Polaris Investment Holdings, L.P., Music Merger Sub I, Inc. and Music Merger Sub II, LLC, as the same has been or may be amended, modified, supplemented or waived from time to time, whereby (i) Music Merger Sub I, Inc. merged with and into Polaris Parent Corp., with Polaris Parent Corp. being the surviving company, and (ii) immediately following and as part of the same transaction, Polaris Parent Corp. merged with and into Music Merger Sub II, LLC, with Music Merger Sub II, LLC surviving the merger as a wholly owned subsidiary of the Company.

“Private Placement Warrants” means 23,000,000 warrants issued to Churchill Sponsor III, LLC in a private placement simultaneously with the closing of Churchill’s initial public offering, each of which is exercisable for one Share at an exercise price of $11.50, in accordance with the terms of the Warrant Agreement.

“Public Warrants” means 27,500,000 warrants sold as part of Churchill’s initial public offering, each of which is exercisable for one Share at an exercise price of $11.50, in accordance with the terms of the Warrant Agreement.

“Securities Agreements” means the Common PIPE Warrant Agreement and the Warrant Agreement.

MultiPlan Corporation	-3-	October 30, 2020

“Transactions” means the transactions contemplated by the Merger Agreement and the related agreements.

“Warrant Agreement” means the warrant agreement, dated February 13, 2020, by and between Churchill and Continental Stock Transfer & Trust Company, as warrant agent.

“Warrant Shares” means the Common PIPE Warrant Shares, the Private Placement Warrant Shares, the Public Warrant Shares and the Working Capital Warrant Shares.

“Working Capital Warrants” means 1,500,000 warrants issued to Churchill Sponsor III, LLC in connection with the closing of the Transactions, each of which is exercisable for one Share at an exercise price of $11.50, in accordance with the terms of the Warrant Agreement.

We have examined the Registration Statement, the Second Amended and Restated Certificate of Incorporation of the Company, the Warrant Agreement (including the form of warrant set forth therein) and the Common PIPE Warrant Agreement (including the form of warrant set forth therein), each of which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Warrant Shares, the applicable Securities Agreements will be the valid and legally binding obligation of each party thereto other than the Company. We have also assumed that, with respect to the issuance of any Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares.

MultiPlan Corporation	-4-	October 30, 2020

In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Warrant Shares, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Warrant Shares pursuant to the applicable Securities Agreement will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of the applicable Securities Agreements and such Warrant Shares) and (3) the issuance and delivery by the Company of such Warrant Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.            The BC Shares, the Common PIPE Shares and the Conversion Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.            The Private Placement Warrants and the Working Capital Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3.            With respect to the Common PIPE Warrant Shares, assuming the due issuance and delivery of the Common PIPE Warrant Shares, upon payment therefor in accordance with the Common PIPE Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Second Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Common PIPE Warrant Shares will be validly issued, fully paid and nonassessable.

4.            With respect to the Private Placement Warrant Shares, assuming the due issuance and delivery of the Private Placement Warrant Shares, upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Second Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Private Placement Warrant Shares will be validly issued, fully paid and nonassessable.

5.            With respect to the Public Warrant Shares, assuming the due issuance and delivery of the Public Warrant Shares, upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Second Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Public Warrant Shares will be validly issued, fully paid and nonassessable.

MultiPlan Corporation	-5-	October 30, 2020

6.            With respect to the Working Capital Warrant Shares, assuming the due issuance and delivery of the Working Capital Warrant Shares, upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Second Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Working Capital Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

In connection with the provisions of the Securities Agreements whereby the parties submit to the jurisdiction of the courts of the United States of America for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Securities Agreements that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP